EXHIBIT 99.1

Nektar Reports that FDA Advisory Committee Recommends Approval of Exubera® for Use in Adults with Type 1 and Type 2 Diabetes

San Carlos, Calif.

September 08, 2005

Nektar Therapeutics (Nasdaq:NKTR) today reported that Pfizer Inc and the sanofi-aventis Group said that a U.S. Food and Drug Administration (FDA) advisory committee panel has recommended the approval of Exubera® (insulin [rDNA origin] powder for oral inhalation), an inhaleable, rapid-acting, dry powder insulin for the treatment of adults with type 1 and type 2 diabetes.

Exubera, a joint-development program between sanofi-aventis and Pfizer, is a mealtime insulin that is inhaled through the mouth into the lungs prior to eating, using a proprietary inhalation device and powdered insulin formulation developed by Nektar Therapeutics. Exubera closely mimics the normal physiological insulin response to meals by quickly being absorbed into the bloodstream to reduce meal-related spikes in glucose levels in people with diabetes.

The FDA is not obliged to follow the recommendations of the advisory committee.

In the United States, approximately 18 million people suffer from diabetes, with type 2 diabetes accounting for 90 percent to 95 percent of all diagnosed cases. A recent report shows that 67 percent of Americans with type 2 diabetes have blood sugar levels that are not controlled and are above the recommended national treatment guidelines. Although insulin is the definitive treatment for diabetes, health care providers and patients are often reluctant to initiate or intensify insulin treatment. The reasons for this include concerns about lifestyle changes, compliance, disease progression and injection-related factors. Many individuals may delay insulin use for as many as five to 10 years.

Complications commonly associated with uncontrolled or poorly controlled diabetes include cardiovascular disease, kidney failure and blindness. Diabetes and its complications are estimated to account for $132 billion in direct and indirect health care costs annually in the United States.

Nektar will join with Pfizer and sanofi-aventis who said that the companies will continue to work with the FDA to make Exubera available for patients in need. Pending FDA approval, Exubera would represent a major advance in insulin delivery and would be the first non-injectable insulin available in the United States since the discovery of insulin in the 1920s.

About Nektar Advanced Pulmonary Delivery

Nektar Advanced Pulmonary Technology uses a portfolio of innovative molecular formulations and novel delivery devices to improve or enable administration of medicines to and through the lungs for both lung diseases and systemic conditions. Exubera is the most advanced product using Nektar Pulmonary Technology. In addition, Nektar is partnered with Chiron to develop Tobramycin inhalation powder (TIP), a next-generation inhaled antibiotic to treat lung infection in cystic fibrosis patients, which is expected to enter Phase III trials the second half of 2005; and also with Solvay who is developing an inhaleable form of Marinol® (dronabinol), an FDA-approved oral tablet used for the treatment of anorexia associated with weight loss in HIV/AIDS patients and as an anti-iemetic to stem the nausea and vomiting associated with cancer chemotherapy.

About Nektar

Nektar Therapeutics enables high-value, differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. The world’s top biotechnology and pharmaceutical companies are developing new and better therapeutics using Nektar’s advanced technologies and know-how. Nektar also develops its own products by applying its drug delivery technologies and its expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

The information contained in this release is as of September 8, 2005. Nektar assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about a product candidate which is under review by the United States Food and Drug Administration and the European Medicines Evaluation Agency that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, whether and when such regulatory authorities will approve the product candidate, their decisions regarding labeling and other matters that could affect its commercial potential as well as competitive developments.

This release contains forward-looking statements that reflect management’s current views as to Nektar’s business strategy, product and technology development plans and funding collaborative arrangements, clinical trials, developments in connection with the regulatory approval process for Exubera. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar’s reports and other filings with the SEC, including its Annual Report on Form 10-K, as amended, for the year ended December 2004 and its Quarterly Report on 10-Q for the quarter ended June 30, 2005. Actual results could differ materially from these forward-looking statements.